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                                                                   Exhibit 10.35

         Wyeth Research                              L Patrick Gage, Ph.D.
         PO. Box 8299                                President
         Philadelphia. PA 19101-8299                 484 865 5870 tel
                                                     484 865 9094 fax

Wyeth

         May 29, 2002

         Michel de Rosen
         President and Chief Executive Officer
         ViroPharma Incorporated
         405 Eagleview Boulevard
         Exton, PA 19341
                                 RE:  Extension of Screening Phase

         Dear Michel:

                  As you are aware, Section 4.3 of the Collaboration and License Agreement (the "Agreement") dated December 9,1999, by and between ViroPharma Incorporated, (hereinafter, "ViroPharma") and Wyeth (formerly, "American Home Products Corporation") acting through its Wyeth Pharmaceuticals Division (formerly, its "WyethAyerst Laboratories Division") (hereinafter, "Wyeth"), contemplates that the parties may agree to extend the Screening Phase of the Research Program by one (1) additional year.

                  Notwithstanding the one (1) year limitation set forth in
         Section 4.3 of the Agreement, this letter serves to represent the agreement of ViroPharma and Wyeth to extend the Screening Phase of the Research Program under the Agreement by a period of two (2) years following the expiration of the Initial Term of the Screening Phase, such that the Screening Phase will now expire on the fifth (5th) anniversary of the Effective Date of the Agreement. Such extension shall be under the same terms and conditions as have been applicable to the Initial Term of the Screening Phase provided, however, that the date on which a Party may first exercise its right of Termination for Convenience pursuant to Section 11.5 of the Agreement shall be extended for one (1) year, rather than two (2) years, as a result of this two-year extension of the Screening Phase, and Section 11.5.1 is hereby amended to read as follows:

                  "11.5.1 Right to Terminate. After the first anniversary of the expiration of the Initial Term of the Screening Phase, either Party may terminate this Agreement upon one hundred eighty
                  (180) days prior written notice to the

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         Michel de Rosen
         ViroPharma Incorporated
         May 29, 2002
         Page 2 of 2

                  other Party (a "Termination for Convenience")."

                  All capitalized terms used in this letter that are not defined in this letter shall have the meanings ascribed to them in the Agreement. Except as expressly modified hereby, all provisions of the Agreement shall not be affected hereby and shall remain in full force and effect. In particular, I wish to point out that, in accordance with Sections 9.5 of the Agreement, no public announcement of the matters agreed to in this letter agreement may be made by either Party without the other Party's prior written approval and that any announcements to be made as provided in Section 9.3 still require review of each of the Parties. If ViroPharma wishes to make any such announcement, please submit it to Wyeth for review and approval as soon as possible so as to allow for sufficient opportunity to have it submitted through our approval process.

                  Please indicate your acceptance of and agreement to the terms and conditions set forth above by signing the enclosed duplicate original of this letter agreement and returning it to me.

                                                     Regards,

                                                     /s/ L. Patrick Gage, Ph.D.

         cc:   A. Cohn
               M. Lee

         AJC

         ACKNOWLEDGED, ACCEPTED AND AGREED

         VIROPHARMA INCORPORATED


         By:   /s/ Michel de Rosen

               Michel de Rosen
               President and Chief Executive Officer

         Date: June 6, 2002